News	UNIT CORPORATION
8200 South Unit Drive, Tulsa, Oklahoma 74132
Telephone 918 493-7700, Fax 918 493-7711

Contact:	Michael D. Earl
Vice President, Investor Relations
(918) 493-7700
www.unitcorp.com

For Immediate Release…
March 29, 2018

UNIT CORPORATION TO SELL 50% INTEREST IN MIDSTREAM SUBSIDIARY

Tulsa, Oklahoma . . . Unit Corporation (NYSE-UNT) announced today it has agreed to sell a fifty percent (50%) equity interest in its wholly owned subsidiary, Superior Pipeline Company, LLC (“Superior”) for cash proceeds of $300 million. The purchaser, SP Investor Holdings, LLC (Superior Holdings), is jointly owned by OPTrust and funds managed and/or advised by Partners Group, a global private markets investment manager. The sale is expected to close April 3, 2018. Before closing, Superior’s employees will become employees of Superior Midstream Operating LLC, a wholly owned subsidiary of Unit, and will operate Superior after the closing.

Proceeds from the sale will be used to accelerate the drilling program of Unit’s upstream subsidiary, Unit Petroleum Company; make additional capital investments in the jointly owned Superior; to reduce corporate debt; and for general working capital purposes.

Superior buys, sells, gathers, processes, and treats natural gas for third parties and Unit. It operates three natural gas treatment plants, 13 processing plants, 22 active gathering systems, and approximately 1,455 miles of pipeline. Its processing capacity is 340 million cubic feet per day. Superior and its subsidiaries operate in Oklahoma, Texas, Kansas, Pennsylvania, and West Virginia.

Larry Pinkston, CEO and President, said: “We are very pleased to announce this transaction with OPTrust and Partners Group. The transaction, which implies a value for the midstream segment of $600 million, not only recognizes the significant value that Unit has already created with Superior but gives our partners and Unit the opportunity to continue to expand Superior. Additionally, the structure allows Unit to retain day-to-day operational control, a feature that provides economic and technical support to Unit’s ongoing exploration and production segment. Our goal at Unit is to focus on growing our various business segments while maintaining a capital expenditures program in-line with our available cash. Through this transaction, we now have significant capital partners invested with us in our midstream business with the objective of accelerating Superior’s growth. Also, the increased drilling pace of our exploration segment will enhance our production and reserve growth and the throughput on some of Superior’s existing systems. We believe that this transitional transaction is a key step to help accelerate the growth of our business while continuing to maintain the capital discipline our shareholders expect.”

Unit was advised by Tudor, Pickering, Holt & Co. on financial matters and Vinson & Elkins LLP on legal matters.

Unit Corporation is a Tulsa-based, publicly held energy company engaged through its subsidiaries in oil and gas exploration, production, contract drilling and natural gas gathering and processing. Unit’s Common Stock is listed on the New York Stock Exchange under the symbol UNT. For more information about Unit Corporation, visit its website at http://www.unitcorp.com.

With net assets of over $20 billion, OPTrust invests and manages one of Canada’s largest pension funds and administers the OPSEU Pension Plan, a defined benefit plan with over 92,000 members and retirees. OPTrust is a global investor in a broad range of asset classes including Canadian and foreign equities, fixed income, real estate, infrastructure and private equity, and has a team of highly experienced investment professionals located in Toronto, London and Sydney. As a pension management organization, OPTrust’s mission is to pay pensions today, preserve pensions for tomorrow.

Partners Group is a global private markets investment management firm with USD 74 billion in investment programs under management in private equity, private real estate, private infrastructure and private debt. The firm manages a broad range of customized portfolios for an international clientele of institutional investors. Partners Group is headquartered in Zug, Switzerland and has offices in Denver, Houston, New York, São Paulo, London, Guernsey, Paris, Luxembourg, Milan, Munich, Dubai, Mumbai, Singapore, Manila, Shanghai, Seoul, Tokyo and Sydney. The firm employs over 1,000 people and is listed on the SIX Swiss Exchange (symbol: PGHN) with major ownership by its partners and employees.